CSK Auto Corporation to Postpone Release of its Fourth Quarter and Fiscal 2004 Financial Results and Related Investor Call

PHOENIX, AZ, March 30, 2005 – On Wednesday, March 30, 2005, CSK Auto Corporation (NYSE: CAO) announced that it will postpone the release of its fourth quarter and year-end 2004 financial results.

“Due to our review of our lease accounting practices, as well as other matters including a potential voluntary change of inventory accounting method from the LIFO-based method to the FIFO-based method, which we are currently evaluating, our year-end financial closing process is taking longer than anticipated. As a result, we have concluded that it is necessary to delay the scheduled announcement of earnings for the quarter and year ended January 30, 2005. Additional details regarding the earnings release and conference call will be forthcoming,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation.

The Company indicated that a change in inventory accounting method would require a restatement of prior periods and would be expected to have a material impact on its historical financial statements but no impact on cash flows. The Company also expects that a restatement will be made as a result of its previous accounting for leases, but is still completing its review and analysis.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of January 30, 2005, the Company operated 1,134 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this press release are forward-looking statements. They discuss, among other things, information regarding the status and progress of the Company’s operating activities, assumptions regarding the Company’s future performance and plans, and any financial guidance provided. The forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to competitive pressures, uncertainties associated with future revenue and revenue growth and various other risks and uncertainties which are referred to in the Company’s periodic reports filed with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements.

Contact: Don Watson 602-631-7224